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                                                                     EX-99(H)(7)

                               AMENDED SCHEDULE A
                  TO THE SHAREHOLDER SERVICE PLAN AND AGREEMENT
                              INSTITUTIONAL SHARES

                          REVISED AS OF AUGUST 20, 2004

Classic Institutional High Quality Bond Fund
Classic Institutional Short-Term Bond Fund
Classic Institutional Super Short Income Plus Fund
Classic Institutional Total Return Bond Fund
Classic Institutional U.S. Government Securities Super Short Income Plus Fund Classic Institutional Core Bond Fund
Classic Institutional Intermediate Bond Fund
Seix High Yield Fund
Classic Institutional Limited Duration Fund